INT Separate Account VUL



Exhibit 2 (b)

April 20, 2007


Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202


         RE:  Opinion of Counsel
              Separate Account VUL of Integrity Life Insurance Company Registration Statement File Numbers 002-99809 and 811-04388 Registration of Guarantee of Securities

Ladies and Gentlemen:

This Opinion of Counsel is in connection with the registration under the Securities Act of 1933 of a certain guarantee from The Western and Southern Life Insurance Company (WSLIC) to the policy holders of Integrity Life Insurance Company (Integrity) dated March 3, 2000, relating to the insurance obligations of Integrity under its variable annuities and variable life insurance contracts (the Guarantee). The registration of the Guarantee will take place with Amendment Number 11 to the "Great Wested" Registration Statement filed on form S-6.

I have made such examination of the Guarantee, the law and have examined such records and documents as in my judgement are necessary and appropriate to enable me to render the following opinions:

      When this amendment to the registration statement relating to the Guarantee has become effective and the related variable life policies have been duly issued and paid for in a manner contemplated by the registration statement so as to be a valid and legally binding obligation of Integrity, the Guarantee of such variable life policy will constitute a valid and legally binding obligation of WSLIC, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability related to or affecting creditors' rights and to general equity principles.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Associate Counsel - Securities
Western & Southern Financial Group, Inc.